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                                                                    EXHIBIT 16.1



August 2, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements made by World Access, Inc. relating to the change in accountants which are included in Item 9 of Form 10-K/A of World Access, Inc. dated August 2, 2000, which we understand will be filed with the Commission, pursuant to Item 304 of Regulation S-K. We agree with the statements concerning our Firm included in Item 9 of such document.

Very truly yours,

/s/ PricewaterhouseCoopers LLP